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Creative Learning Corporation

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PRESS RELEASE

CREATIVE LEARNING CORPORATION

ST. AUGUSTINE, FL

JANUARY 30, 2017

CREATIVE LEARNING CORPORATION RESPONDS TO FALSE AND MISLEADING STATEMENTS MADE BY BRIAN PAPPAS IN CONNECTION WITH THE CURRENT CONSENT SOLICITATION PROCESS

Creative Learning Corporation (“CLC” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has learned that Brian Pappas has been sending emails to select stockholders of the Company, in which Mr. Pappas has made false and misleading statements about the Company, its performance and its prospects that the Board believes were designed to manipulate stockholders into supporting Mr. Pappas’ proxy contest.  None of these email communications has been filed with the U.S. Securities and Exchange Commission (the “SEC”) as required by the SEC proxy rules.   The purpose of this press release is to respond to Mr. Pappas’ false and misleading allegations and to provide our stockholders with accurate information about the Company and its business to enable them to make an informed decision in connection with Mr. Pappas’ consent solicitation.  The Company has filed with the SEC a letter detailing the false and misleading statements contained in Mr. Pappas’ emails to stockholders and providing the accurate information about the Company and its business.  The letter to the SEC also notes the fact that Mr. Pappas email communications have not been filed with the SEC as required by the SEC proxy rules.

Through his consent solicitation, Mr. Pappas seeks to regain control of the Company, from which he was terminated in 2015 and by which he is currently being sued in connection with allegations of fraud, self-dealing and breach of fiduciary duty.  In relation to Mr. Pappas’ consent solicitation efforts, the Board reminds the public that the Company’s previously announced provisional settlement with the SEC is only preliminary and can be revoked by the SEC at any time prior to the time it is finalized.  Until that time, the SEC may consider current events in determining whether to keep its settlement proposal open, including the Company’s continued cooperation.  Thus, the Board believes that if Mr. Pappas’ proxy contest is successful, there is no assurance that the favorable settlement terms negotiated with the SEC staff – e.g., no penalty, no disgorgement, no monitor – will continue to be available.

The Board urges CLC stockholders not to support Mr. Pappas’ proxy contest and not to sign or return any consent cards provided by Mr. Pappas.

False and Misleading Statements about the Company’s Business

Mr. Pappas’ communications to stockholders included a number of false and misleading statements about the Company’s operations and performance, including the following:

•

In an email to a significant stockholder, Mr. Pappas stated that the Company has had “a lot of franchisee attrition.”  This statement is misleading, in that it suggests that poor management by the current Board and management following Mr. Pappas departure has resulted in significant loss of franchisees.  In fact, 87% of the alleged “attrition,” that is, the reduction in the Company’s franchisee population, involves franchisees who either (1) ceased their operations before or immediately after Mr. Pappas left the Company or (2) were granted return of their franchise fee by order of the securities regulators for the State of Virginia arising out of its investigation of illegal franchise sale activities that took place during Mr. Pappas’ tenure as CEO of the Company. Moreover, only seven franchisees that operated in 2016 left the Company last year.  Of these, one was repaid their full franchise fee by order of the Virginia securities regulators arising out of the Virginia investigation, one had not paid any royalties to the Company since before Mr. Pappas left, and five had 2016 revenues of less than $17,000.

•

In his email to a significant stockholder, Mr. Pappas also stated that the Company has “no sales coming in.”  This statement is categorically false.  In fact, the Company’s international sales in fiscal year 2016 were 25% higher than in the previous year.  Following Mr. Pappas’ departure, the Company, under the leadership of its current Board and management, has completed numerous new international franchise sales, including six new master franchises that themselves sell franchises in the applicable countries.  The Company has continued that trend in the 2017 fiscal year by adding two more international master franchises in the first quarter.  Moreover, Mr. Pappas’ statements regarding “no sales” are also misleading, in that they suggest that the current Board and management are responsible for the alleged shortage of franchise sales.  However, the Company’s 2016 sales were heavily impacted by the fact that the Company was not permitted to sell franchises domestically for eight months due to the delay in obtaining audited financials for 2015.  The Company’s lawsuit against Mr. Pappas alleges that this delay occurred in significant part due to the impact of the SEC investigation against Mr. Pappas and the other alleged improprieties described in the Company’s lawsuit that took place while Mr. Pappas was the Company’s CEO.

•

Mr. Pappas has indicated in emails to multiple stockholders that the Company’s monthly royalties are approximately $100,000.  This statement is highly inaccurate.  In fact, the Company’s average monthly royalties are about twice this amount.

•

In his email to a significant stockholder, Mr. Pappas also stated, “I heard that George Godfrey is getting $20k per month.  Very disturbing.  Must be nice to be Chuck Grant’s friend.”  These statements are not only categorically false, but also impugn the integrity of Mr. Grant, the Company’s current Chairman of the Board, by implying, without any factual foundation, that Mr. Godfrey receives excessive compensation as a result of nepotism promoted by Mr. Grant.  In fact, Mr. Godfrey’s salary is only a fraction of $20,000 per month.  Mr. Godfrey and Mr. Grant first met when Mr. Godfrey was interviewed, and do not have a personal friendship.

False and Misleading Statements about the Company’s Future

Mr. Pappas’ communications to stockholders also included a number of false and misleading statements about the Company’s prospects, including the following:

•

In his email to a significant stockholder, Mr. Pappas also stated that the Company’s lawsuit against him is worthless because “my assets are protected (and not even in my name) so CLC would win nothing if they prevail.”  This statement is misleading.  Mr. Pappas has repeatedly stated that he owns (directly or indirectly) a very large block of CLC stock, which is an asset that could be executed against by the Company to collect a judgment against Mr. Pappas, which would result in a proportionate increase of the other stockholders’ ownership interests in the Company.

False and Misleading Statements about the Outcome of the Proxy Contest

In an email to his proxy solicitor, Mr. John Grau, which was also addressed to a significant stockholder of the Company, Mr. Pappas stated that a certain stockholder, together with his family and friends, controls millions of shares of CLC stock and “will vote in our favor.”  This statement is false.  The stockholder in question does not own or control millions of CLC shares, and is opposing Mr. Pappas’ proxy contest.

THE COMPANY’S BOARD UNANIMOUSLY OPPOSES MR. PAPPAS’ CONSENT SOLICITATION.  THE BOARD URGES STOCKHOLDERS NOT TO SIGN ANY WHITE CONSENT CARD SENT BY MR. PAPPAS.  IF A STOCKHOLDER HAS ALREADY SIGNED AND RETURNED MR. PAPPAS’ WHITE CONSENT CARD, THE BOARD URGES SUCH STOCKHOLDER TO SIGN AND RETURN THE GOLD CONSENT REVOCATION CARD PROVIDED BY THE COMPANY IN ORDER TO REVOKE ANY PREVIOUS CONSENTS.

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Stockholders who desire to receive copies of CLC press releases directly from the Company should register by emailing the Company at: investorrelations@creativelearningcorp.com.  Inquiries regarding this press release should also be directed to that web address.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

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